Exhibit 10.3

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (“Agreement”), is entered into as of January 6, 2013 (the “Effective Date”) by and between AllDigital, Inc., a California Corporation with its principal place of business at 220 Technology Drive, Suite 100, Irvine, CA 92618 (“Company”) and Broadcast International, Inc., a Utah Corporation, with its principal place of business at 7050 Union Park Center #600, Salt Lake City, Utah 84047 (“Customer”).

WHEREAS, Company has particular knowledge and skills that Customer wishes to obtain in the form of certain services to be provided by Company to Customer; and

WHEREAS, Company is willing and able to perform such services for Customer on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, Company and Customer agree as follows:

1.	SERVICES.

Company shall provide to Customer during the term of the respective Order Form the services  (“Services”) described in any Order Form attached to this Agreement or otherwise executed by both Company and Customer and identified as a Order Form for this Agreement (an “Order Form”).  Any such Order Form is incorporated in this Agreement by this reference and made a part hereof as if set forth herein. Customer acknowledges that the Services provided under this Agreement are nonexclusive, and nothing in this Agreement shall limit in any manner Company’s rights to market and provide services of a similar nature or substantially similar to the Services to any other person or entity.

2.	PAYMENT OF FEES; TAXES.

2.1       Payment of Fees. During the term of each Order Form, Customer shall pay to Company as compensation for the Services the fees, and any reimbursement amounts, in the amounts and at the times set forth in Order Form attached to this Agreement and incorporated herein by this reference. All fees and reimbursements shall be paid in U.S. dollars, without offset or deduction, to the address or the account specified by Company, in accordance with the payment schedule set forth in the Order Form, or, if no payment schedule is specified, no later than thirty (30) days after the date of the Company invoice.  Except for Section 4.3, all fees and reimbursements that Customer pays to Company under this Agreement shall be nonrefundable.  Any and all amounts not received by Company by their due date shall accrue interest at the rate of one and a half percent (1.5%) per month, compounded monthly, or the maximum legal rate allowed by law, whichever is less.

2.2       Taxes. The fees, costs, and/or other compensation to be paid by Customer to Company with respect to the Services are exclusive of all applicable taxes, and Customer agrees to pay all applicable federal, state, local, and foreign sales, use, value-added, alternative, add-on minimum, transfer, property, franchise, license, excise, import, export, registration, and other taxes, duties, tariffs, and fees associated with its receipt of the Services, but excluding any taxes on Company's net income, capital, or gross receipts.

3.	INDEPENDENT CONTRACTOR STATUS

The parties are independent contractors and will have no power or authority to assume or create any obligation on behalf of each other.  This Agreement will not be construed to create or imply any partnership, agency or joint venture. Without limiting the foregoing, neither party shall be entitled to any of the rights or benefits afforded to employees of the other party, including disability or unemployment insurance, workers' compensation, medical insurance or any other employment benefit.

4.	TERM AND TERMINATION OF AGREEMENT

4.1       Term. This Agreement shall become effective as of the Effective Date of the earliest Order Form and remain in effect until terminated in accordance with this Section 4 (the “Term”).  With respect to each Order Form, unless otherwise specified therein, upon expiration of the initial term of an Order Form, such Order Form will automatically renew for an additional three month period unless and until either Company or Customer notifies the other party in writing of its intent to terminate such Order Form at least thirty (30) days prior to the expiration of the then current term of such Order Form. If no initial term is specified in each Order Form, the initial term for such Order Form shall be for a period of one (1) year. Notwithstanding anything to the contrary, the termination of the Agreement will not apply to any Order Form then in effect and this Agreement will continue to apply to any such Order Form as if not terminated until such time as both Company and Customer have performed all of their obligations with respect to such Order Form or such Order Form is terminated in accordance with its terms.

4.2       Early Termination. This Agreement (and/or any Order Form) may be terminated immediately by either Customer or Company for breach upon the occurrence of an Event of Default by the other party, in addition to any other termination provisions set forth in any Order Form. An “Event of Default” for either party shall mean (i) the breach by such party of any of any term or condition of this Agreement, inclusive of any Order Form, which breach has not been cured within 30 days after such party has received written notice thereof; or (ii) if all or a substantial portion of the assets of such party are transferred to an assignee for the benefit of creditors, to a receiver or to a trustee in bankruptcy, or a proceeding is commenced by or against such party for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or such party is adjudged bankrupt.

4.3       Effect of Termination. Upon expiration or termination of this Agreement for any reason, any amounts owed to Company under this Agreement before such termination will be immediately due and payable, and each party shall return to the other all property (including any Confidential Information) of the other party in its possession or control.  Company will promptly cease performing all Services, and all Customer access to the Services shall be immediately suspended; provided, however, that Customer shall be entitled to retain all work product and documents related to the Services. In the event this Agreement is terminated as a result of a material breach of this Agreement by Company, (i) Customer shall be entitled to a pro rata refund of fees paid based on the percent of the period remaining from the date of such termination until the next payment installment is due and (ii) Customer shall have no obligation to make any future payments after such date of termination. In the event this Agreement is terminated by Company as a result of an Event of Default by Customer, Customer shall continue to be obligated to make all past and future payments, when due, as set forth in the applicable Order Form; provided, that Customer shall only be obligated to make payments for Services actually performed by Company. The following provisions of this Agreement shall survive the termination or expiration of this Agreement: Sections 2, 4-7, 9-10, and 12-18.  The foregoing shall not limit the right of any non-breaching party to pursue all remedies available at law or equity in connection with an Event of Default by the other party.

5.	INVENTIONS

Customer agrees that all Inventions (as defined below) owned by the Company on the Effective Date or which Company makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Company’s work on behalf of Customer under the Agreement shall be the sole property of Company.  Customer and Company expressly agree that any such Inventions are not “works made for hire” for purposes of the Copyright Act of 1976, as amended, and that Company shall be deemed to be the author and owner of all such Inventions. “Inventions” means and includes any invention, discovery, improvement, design, machine, device, apparatus, software, designs, information, know-how, composition, process, plan, idea, work of authorship, formula, pattern, compilation, program, method, technique, improvement, development, mask works, trademarks, service marks, or trade secrets. Customer represents and warrants that it is not and will not become a party to any agreement that would require it to assign to any other person or entity the copyrights, patent rights or other such rights to the Inventions. Customer hereby irrevocably assigns to the Company free of encumbrance and restrictions, all right, title and interest in and to, and hereby forever waives and agrees never to assign, any and all right, title and interest, including Moral Rights, which Customer may have in or with respect to any Inventions.   “Moral Rights” mean any rights to claim authorship of an invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” The Inventions shall belong to the Company whether or not patent, trademark or copyright applications were or are filed thereon.

6.	CONFIDENTIAL INFORMATION/ NON-DISCLOSURE

6.1       In connection with this Agreement, either Company, or Company’s direct or indirect clients, on the one hand, or Customer, or Customer's direct or indirect clients, on the other hand, (each, a “Disclosing Party”) may have cause to furnish or make available certain Confidential Information of the Disclosing Party to the other party (the “Receiving Party”). The term “Confidential Information” means any materials, intellectual property, technical data, know-how or any other information (including, without limitation, information relating to research, products, software, services, development, inventions, methodologies, processes, engineering designs or architectures, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by the Disclosing Party to the Receiving Party, either directly or indirectly, in any form whatsoever (including, without limitation, in writing, in machine readable or other tangible form, orally or visually): (i) that has been marked as confidential or proprietary;  (ii) whose confidential nature has been made known by the Disclosing Party, in writing or orally; or (iii) that due to its character, nature, or method of transmittal, a reasonable person under like circumstances would treat as confidential.

6.2       The term “Confidential Information” shall not include any information that: (i) becomes available to the public through no breach of this Agreement; (ii) was previously known by the Receiving Party without an obligation to hold it in confidence; (iii) is received from a third party or otherwise becomes available to the Receiving Party on a non-confidential basis, from a source other than the Disclosing Party, which the Receiving Party does not, in good faith, believe is prohibited from disclosing such information to the Receiving Party by any obligation to the Disclosing Party or otherwise, (iv) is required by law, rule or regulation to be disclosed, but only to the extent and for the certain purposes of such required disclosure; or (v) is authorized in advance and in writing for release by the Disclosing Party, but only to the extent of such authorization.

6.3       A Disclosing Party shall have the right to correct any inadvertent failure to designate information previously provided to the Receiving Party as Confidential Information.  The Receiving Party shall from that time forward treat such information as Confidential Information.  Except as otherwise indicated in this Agreement, the terms “Disclosing Party” and “Receiving Party” include all Affiliates of the Disclosing Party and Receiving Party, respectively.  An “Affiliate” means any person, partnership, joint venture, corporation, limited liability company, or other form of enterprise, domestic or foreign, including without limitation subsidiaries, that directly or indirectly control, are controlled by, or are under common control of or with either of the parties.  For purposes of this Agreement, the end-user customer groups identified in the Order Form are Affiliates of Customer.

6.4       The Receiving Party agrees that:  (a) it shall keep confidential and proprietary, not disclose to any third party, or use for its own benefit or for the benefit (financial or otherwise) of any third party, any Confidential Information except to the extent expressly permitted by this Agreement or to the extent required for Company to provide the Services under this Agreement; (b) it shall protect Confidential Information from unauthorized use or disclosure with at least the same degree of care used to protect its own, or other of its current and past clients’, confidential and proprietary information; (c) all Confidential Information, including any permitted copies, shall remain the property of the Disclosing Party; (d) it shall restrict disclosure of the Confidential Information to employees (including the Receiving Party and other representatives of the Receiving Party who are legally bound to protect the Confidential Information by terms substantially similar to those included in this Agreement) of the Receiving Party with and to the extent they have a “need to know” and otherwise not disclose to any other entity (e) it shall copy Confidential Information only as necessary for those employees of the Receiving Party who are entitled to receive it, and that all confidentiality notices shall be reproduced in full on all such copies; (f) if Confidential Information comprises software, it shall not reverse engineer, decompile, or disassemble any software disclosed or provided by the Disclosing Party; and (g) it shall promptly provide the Disclosing Party with notice of any actual or threatened breach of the terms of Section 6.

6.5       No patent, copyright, trademark or other proprietary right or Invention is hereby licensed, granted or otherwise transferred by this Agreement or any disclosure hereunder, except to the extent of any express grant set forth in this Agreement, inclusive of an Order Form, or a license to Company to use Customer's intellectual property as reasonably required by Company in order to perform the Services during the Term. No warranties of any kind, including without limitation, as to the accuracy or completeness of the Confidential Information, are given with respect to the Confidential Information disclosed under this Agreement, except that each Disclosing Party warrants that it has the authority to make the disclosures contemplated hereunder.

6.6       The Receiving Party agrees that within five (5) business days of the Disclosing Party’s request, all documents and other materials which contain or embody any Confidential Information will be destroyed or delivered by the Receiving Party to the Disclosing Party.

6.7       The parties agree that the Confidential Information is valuable information, the unauthorized disclosure of which would cause irreparable harm for which there may be no adequate remedy at law.  The parties accordingly agree that the Disclosing Party shall be entitled, without waiving any rights or remedies otherwise available at law, in equity or by statute, to seek injunctive relief in the event of a breach or intended breach of this Agreement and that such relief may be obtained in any court of competent jurisdiction.

6.8       The Receiving Party’s confidentiality obligations hereunder shall be effective as of the date first written above and shall continue during the term of this Agreement and for a period of three years after any expiration or termination of the Agreement (except that personal identifying information, including social security numbers, credit card and bank account numbers and similar information, shall be kept confidential indefinitely), or for any reasonable period thereafter to the extent the particular provisions reasonably require continued confidentiality.

7.	NON-SOLICITATION

During the Term of this Agreement and for one year following the end of the latest Order Form related to this Agreement, Customer will not directly or indirectly recruit, solicit or hire any employee or consultant of the Company, or induce or attempt to induce any employee or consultant of the Company to terminate his or her employment or consulting arrangement with, or other cease his or her relationship with, the Company.

8.	COOPERATION AND ASSISTANCE; ACCEPTABLE USE.

8.1       Cooperation and Assistance.  Customer agrees to cooperate reasonably with Company to enable Company to perform the Services including but not limited to: (a) providing Company with reasonable access to Customer’s personnel and information, (b) providing Company with reasonable access to and use of Customer’s premises, computers, servers, and/or other equipment, as necessary, and (c) timely responding to Company’s inquiries relating to its provision of Services, (d) all responsibilities expressly set forth in any Order Form, and (e) continuing to maintain all hardware, software, licenses,  Internet connection and all other materials of any kind that it currently maintains in connection with the Services or as otherwise reasonably deemed necessary by Company in order for Company to provide the Services.  Company shall be excused from providing any of the Services during any period Customer is in breach of this Section 8.1.

8.2       Acceptable Use.  Customer agrees to be bound at all times by Company’s current Acceptable Use Policy (“AUP”), and all subsequent versions that may be modified from time to time by Company, effective when posted on Company’s website (http://www.alldigital.com/aup) or when provided to Customer (the AUP is incorporated herein by this reference and made a part of this Agreement). By signing this Agreement, Customer represents that it has read and understood and agrees to be bound by the AUP as currently in effect at any time during the Term.

9.	LIMITED WARRANTY AND LIMITATION OF LIABILITY.

9.1       Disclaimer of Warranty. THE SERVICES, AND ANY OTHER DATA AND MATERIALS PROVIDED IN CONNECTION WITH THIS AGREEMENT BY THE COMPANY, ARE PROVIDED “AS IS” AND “AS AVAILABLE,” WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND. COMPANY, ITS LICENSORS AND SERVICE PROVIDERS (“THIRD PARTY PROVIDERS”) MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, SECURITY OF CONNECTIONS OR DATA, OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. COMPANY SHALL NOT BE RESPONSIBLE FOR ANY PROBLEMS WITH THE SERVICES ATTRIBUTABLE TO: (a) THE PUBLIC INTERNET INFRASTRUCTURE OR EITHER PARTY’S ABILITY TO CONNECT TO THE INTERNET, (b) THIRD-PARTY SITES, NETWORKS, EQUIPMENT, SERVICES, OR RESOURCES, (c) THIRD-PARTY SOFTWARE, OR (c) ANY SERVICE, SERVER OR FACILITY PROVIDED, OWNED BY OR FULLY OR PARTIALLY CONTROLLED BY CUSTOMER.

9.2       Limitation of Liability. EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, OR LIABILITY ARISING FROM EITHER PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, OR CUSTOMER’S BREACH OF THE AUP, NEITHER PARTY (INCLUDING THIRD PARTY PROVIDERS) WILL BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES FOR LOST DATA, DAMAGE TO SOFTWARE OR EQUIPMENT, SERVICE INTERRUPTIONS, INABILITY TO ACCESS DATA OR SERVICES, DENIAL OF SERVICE OR OTHER ATTACKS BY ANY THIRD PARTY, HOWEVER ARISING, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITY ARISING FROM CUSTOMER’S BREACH OF THE AUP OR ITS PAYMENT OBLIGATIONS, EITHER PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS, OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY’S (INCLUDING THIRD PARTY PROVIDER’S) LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL EXCEED THE AGGREGATE FEES UNDER THE APPLICABLE ORDER FORM FOR THE PRECEDING TWELVE MONTHS (OR IN THE CASE OF AN EVENT IN THE FIRST TWELVE MONTHS, THE FIRST TWELVE MONTHS).

10.	INDEMNIFICATION

10.1     By Company. Company shall defend, indemnify and hold harmless Customer and its directors, officers, employees and Agents from and against any third-party claim (and any damages, liabilities, or expenses arising out of such claim) that Company’s proprietary technology infringes any intellectual property right of such third party. However, the foregoing does not apply to the extent that the infringement is caused by any of the following: (i) the use of the Services (or related materials) by Customer in a manner not in accordance with this Agreement or the related documentation; or (ii) where the infringement results from Customer's use or modification of the Services.

10.2     By Customer. Customer shall defend, indemnify and hold harmless Company and its directors, officers, employees and Agents from and against: (i) any third-party claim (and any damages, liabilities, or expenses arising out of such claim) that Customer's or its Affiliates' proprietary technology infringes any intellectual property right of such third party, (ii) claims that the services or business of Customer or its Affiliates violates any law, ordinance or regulation of any jurisdiction, or (ii) any claims, liabilities, damages or expenses arising out of a violation of the AUP by Customer or its Affiliates.

10.3     Procedures. The indemnifying party’s indemnification obligations under this Section are conditioned upon the indemnified party: (a) giving prompt notice of the claim to the indemnifying party; (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that indemnified party’s prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation or admission of, or result in any ongoing material liability to, the indemnified party); and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, reasonable assistance in the defense or settlement of the claim.

11.	FORCE MAJEURE

In the event performance of this Agreement or a particular task order is prevented or interfered with by reason of acts of God, fires, floods, epidemic, strikes, blackouts, or failures or delays of transportation or communications networks in the region generally or any other circumstances beyond the reasonable control and without the fault or negligence of the party affected, the party so affected, upon giving prompt notice to the other party of the circumstances causing its delay or failure to perform and of its plans and efforts to implement a work-around solution, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased), provided, however, that the party so affected shall use its reasonable efforts to avoid or remove such causes of nonperformance and both parties shall proceed whenever such causes are removed or cease.  In the event such delay shall extend for a period which substantially and adversely impacts the Services, and in no event more than three (3) consecutive days, then Company may terminate this Agreement without liability upon written notice to Customer.

12.	ASSIGNMENT

Neither party may assign this Agreement (or any of its rights under this Agreement) without the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed), and any purported attempt to do so shall be null and void; provided, however, either party may so assign without such consent, to a successor in interest in the event of a merger, sale of all or substantially all of the assets of such party, or consolidation provided that the surviving entity or purchaser expressly assumes in writing the performance of all of the terms of this Agreement.  Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

13.	ENTIRE AGREEMENT

This Agreement (together with the Order Forms, the AUP, and any other exhibits attached hereto or addenda/amendments made a part of this Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all agreements or understandings, whether written or oral, between the parties with respect to such subject matter.

14.	AMENDMENTS

Any modification of, amendment to, or waiver of any provision of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by both parties.

15.	PARTIAL INVALIDITY

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

16.	WAIVER

Any forbearance, failure or delay by either party in exercising any right, power, or remedy under this Agreement shall not be deemed a waiver and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof.

17.	NOTICES

Any notices required or permitted under the terms of this Agreement or required by law must be in writing and must be (i) delivered in person, (ii) sent by registered mail return receipt requested, or (iii) sent by overnight air courier, in each case to the address specified below each parties respective signature on the last page of this Agreement, or such other address as may be specified by the parties from time to time. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail, or one (1) business day after delivery to an overnight air courier service.

18.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof.  Each party hereto consents to and hereby submits to the exclusive jurisdiction and venue of any state or federal court located in Orange County, California, in connection with any action, lawsuit, or litigation between the parties arising out of or relating to this Agreement.

19.	COMPLIANCE WITH LAWS; CUSTOMER DATA AND MEDIA

19.1     Compliance with Law.  Customer agrees to fully observe and comply with all applicable Federal, State and local laws, rules, and regulations and orders pertaining to the its business and the business of its Affiliates and with respect to the Services.

19.2     Data and Media.  Customer represents and warrants that it, or its Affiliates, own or have the legal right to possess and transmit or otherwise use as they are using, all data, media and other tangible or intangible property of any kind possessed, transmitted or otherwise used or sold in the business of Customer and its Affiliates.

19.3     With respect to any breach, or alleged breach, of this Section 19, Company may suspend any and all Services until such time as Company reasonably determines that provision of the Services will not violate, or assist in the violation of, any such law, rule or regulation.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties have executed this Professional Services Agreement as of the date first written above. Signatures that are faxed and/or electronically scanned and emailed are valid.

21.	PUBLICITY AND REPRESENTATIONS OF AFFILIATES

Company may use Customer’s name in a listing of new, representative or continuing customers in press releases, on its website, or in other marketing materials or dissemination of information. Customer may not use Company's name in any press releases, on its website, or in other marketing materials or dissemination of information without the prior written consent of Company.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, and in consideration of the agreements contained herein, do hereby execute this Professional Services Agreement, with each signatory warranting his or her ability to enter into this agreement for the entity herein named as a party hereto.

COMPANY:		CUSTOMER:

AllDigital, Inc.		Broadcast International, Inc.

By:	/s/ Paul Summers	By:	/s/ James E. Solomon

Print Name: Paul Summers		Print Name : James E. Solomon

Title: C.E.O.		Title: CFO

Order Form

This Order Form, together with the attached exhibits if any (collectively, the “Order Form”), is entered into by and between AllDigital, Inc. (“AllDigital”), and Broadcast International, Inc. (“Customer”).

This Order Form is subject to and governed by the Professional Services Agreement (the “Agreement”), entered into by AllDigital and Customer on or prior to the effective date of this Order Form. All capitalized terms not defined in this Order Form shall have the meanings ascribed to them in the Agreement. By executing this Order Form, the Parties agree to be bound by the terms and conditions in this Order Form.

1.	ALLDIGITAL CONTACT INFORMATION.

AllDigital, Inc.
220 Technology Drive, Suite 100
Irvine, CA 92618
Main: 949-250-0701

PM CONTACT	David Hemingway
MOBILE PHONE	949-463-4556
EMAIL ADDRESS	david@alldigital.com

BUSINESS CONTACT	John Walpuck
MOBILE PHONE	720-324-6369
EMAIL ADDRESS	john@alldigital.com

2.	TERM OF THIS ORDER FORM.

The “Term” of this Order Form shall be as follows:

Start Date (Effective Date)	January 6, 2013
End Date	Earlier of termination (see Section 7.D), or the six month anniversary of the Cutover Date (as defined below).

3.	DISCOVERY PROCESS AND TRANSITION PERIOD SERVICES.

Immediately upon the execution of this Order Form, AllDigital will begin to interview and work with Customer personnel, Customer’s financial advisors, and the members of the Executive Committee of Customer’s Board of Directors (the “Executive Committee”), and Customer shall cause each of the same to work in good faith with AllDigital, to achieve the following objectives:

i.	Secure existing physical assets, and remotely backup software code and related documentation (to the extent not already performed), as well as other tangible and intangible assets.

ii.
Review and document (to the extent required) Customer’s existing work streams, business processes, tasks, and activities, by function, to determine Customer inventory and baseline Customer’s existing operations.

iii.
Present to the Executive Committee as soon as possible a series of recommendations, anticipated savings, and timelines to further restructure and streamline Customer’s operations, and to finalize the scope and pricing of the Monthly Services, including an updated next 12 month cash-based operating model.

iv.	Implement the Executive Committee approved recommendations in accordance with the timelines.

v.	Immediately implement and begin to support agreed upon restructuring and operational streamlining during the Discovery Process and Transition Period.

Collectively, items i. – v. immediately above will be referred to as the “Discovery Process”. During the Discovery Process the parties shall work together in good faith to mutually determine the specific scope of the Services set forth under Section 4 below to be provided by AllDigital to Customer (the “Monthly Services”) during the remainder of the Term of this Agreement.  The period of time between the Effective Date and the agreed upon date that AllDigital begins to perform the Monthly Services, as mutually determined by the parties in good faith during the Discovery Process, will be referred to as the “Transition Period”. The date that AllDigital begins to perform the finalized scope of Monthly Services will be referred to as the “Cutover Date”.

4.	MONTHLY SERVICES

As of the Cutover Date, AllDigital will perform the Monthly Services, working with Customer’s employees, third party vendor partners, financial advisors, and Executive Committee designated points of contact, which Monthly Services (as mutually determined by the parties in good faith pursuant to Section 3 above) shall include the services and duties further defined and described below unless otherwise agreed by the parties in writing during the Discovery Process:

i.	Management Support Services

ii.	Deal Desk Services

iii.	Platform Management Services

iv.	Operations Support Services

v.	Accounting Services

AllDigital shall begin to provide the Monthly Services as of the Cutover Date only with the express written consent of the Executive Committee.

A.	Management Support Services

AllDigital will provide the following general management and technical support to each of the Service areas summarized herein, as well as the following additional services and duties for Customer and end-user customers, as applicable (collectively, “Management Support Services”):

i.
Implement an integrated business operations calendar of weekly meetings and reporting, between Customer and AllDigital personnel; such business operations calendar to generally include: sales pipeline updates; cash reporting, and; platform, product, and customized project development project status.

ii.
Lead and support joint (Customer and AllDigital) and individual Customer sales pipeline opportunities, working with Customer sales personnel to drive the realization or closure of each open opportunity.

iii.	Review existing sales incentive compensation plans and other accountability and/or performance metrics, and implement changes as agreed upon by the Executive Committee.

iv.	Implement and enforce pre-approval and other cash controls to strengthen management control over travel and other general and administrative expenditures.

v.	Assist in the renegotiation, restructuring, and other conversion of outstanding accounts payable, leases, network services, and vendor contracts, and other liabilities.

vi.	Manage and support 3rd party vendor partners who provide services to Customer.

vii.	Perform and support human resources related functions, activities, tasks, and compliance.

viii.	Manage in-house customary contract question and issues that arise in the ordinary course of business.

B.	Deal Desk Services

AllDigital will provide the following services and duties related to customer proposal preparation, profitability and pricing analysis, as well as proposal technical and business reviews and approvals, prior to end-user customer submission  (collectively, “Deal Desk Services”):

i.	Implement proposal development, review and approval processes to ensure each new customer proposal, or existing customer upsell or upgrade proposal, adheres to such processes.

ii.	Perform gross margin estimated profitability and pricing analyses to accompany each proposal.

iii.	Ensure technical and business review of each proposal.

C.	Platform Management Services

AllDigital will provide the following services and duties related to CodecSys and Content Management System (“CMS”) platform development and management (collectively, “Platform Management Services”):

i.
Review existing proof of concept (“PoC”), laboratory testing, and other CodecSys requirements feedback against Customer’s existing roadmap, specifications documentation, and for overall reasonableness.

ii.	Baseline and inventory existing development efforts against sales pipeline opportunities, as well as the results of Section 3.D.i. immediately above.

iii.	Implement agreed upon action plans and timelines (e.g., 30 days) to convert existing PoC and laboratory testing to paying customers, or bring closure to such activities.

iv.
Work with existing Customer personnel to further baseline, prioritize, and support the continued development of the CodecSys and CMS platforms in accordance with a revised (mutually agreed upon) roadmap and functional specifications.

v.	Lead and support project management functions related to customized integration and development services projects.

vi.
Manage, support and lead the development of test plans, quality assurance testing, and quality control feedback loops to ensure product and platform development efforts meet documented specifications and requirements.

D.	Operations Support Services

Provide services and duties related to resource management, security management, network management, systems administration and engineering support, technical and customer support, and information technology support (collectively, “Operations Support Services”), working with Customer’s third party vendor partners, and individually, as applicable. Examples of such services and duties include:

i.	Provide quality of service monitoring, alerting, and email system management services (collectively, “Resource Management Services”).

ii.	Manage, maintain and update (active and passive) operational and diagnostic monitoring (i.e., service checks) related to database, application and mail servers.

iii.	Manage alert notification for end-user customers in accordance with agreed upon: (a) primary points of contact, (b) escalation contacts, (c) business rules, and (d) security protocols.

iv.	Provide network and system security services (collectively, “Security Management Services”) as applicable for Customer and end-user customers.

v.	Perform the daily, weekly, quarterly, monthly, etc. activities, tasks, and assessments set forth in accordance with industry practices, existing security standards, and contractual requirements.

vi.	Perform daily monitoring and review of quality of service monitoring results for specific security service checks.

vii.
Support, as applicable, the implementation of GR Security (“GRSEC”) Role-based Access Control (“RBAC”) practices, policies, and software updates to restrict user access to applications and programs generally at the operating system level.

viii.
Provide production network management and managed network security services (collectively, “Network Management Services”) for Customer and end-user customers, working with Customer third party vendor partners as applicable.

ix.	Provide applicable and contractual customer support services for end-user customers in accordance with service level requirements.

x.
Provide network security and troubleshooting support for end-user customers, such troubleshooting support means managing firewalls, opening ports for new services; adding new customer IP addresses; and; block access from attacking sources.

xi.
Perform systems administration support tasks that require super user privileges such as managing root access to designated systems, as well as maintaining, updating and managing access control, and directory structures.

xii.	Provide debugging and troubleshooting support for certain end-user customers.

xiii.
Serve as primary Lightweight Directory Access Protocol (“LDAP”) administrator, ensuring proper authentication, root access, activity logs, and LDAP replication (i.e., backup) in accordance with business rules and access lists provided by Customer and/or end-user customers.

xiv.	Manage Super User Do (“SUDO”) administrator privileges by server / system; privileges means the ability to delete directories and manage accesses.

xv.
Provide 24/7 systems administration and engineering support services as applicable for Customer infrastructure and end-user customers (e.g., implement OS updates and patches; troubleshooting support services; respond to system and network attacks and compromises; respond to alerts related to Resource Management Services).

E.	Accounting Services

Provide the following general accounting services and duties as applicable:

i.	Compile, review, generate and submit monthly service billings to end-user customers from Customer’s accounting system.

ii.
Perform collections follow up on all past due accounts receivable in conjunction with weekly cash reporting (see Management Support Services above), provided that any matter in which litigation is advisable in AllDigital’s reasonable judgment shall not be handled by AllDigital and shall be referred to the Executive Committee.

iii.	Input accounts payable invoices, accruals, and other accounting related data into Customer’s accounting system for financial reporting purposes.

iv.	Work with Customer’s third party auditor to prepare for and support upcoming annual and quarterly SEC reporting.

v.	Perform other related general accounting services and functions.

5.           RESPONSIBILITIES.

A.           AllDigital and Customer Joint Responsibilities. In addition to any individual or other obligations set forth under the Agreement or this Order Form, AllDigital and Customer each shall:

i.
Support a weekly or otherwise regularly scheduled status call with Customer designated contact personnel to report and discuss: business status, sales pipeline and cash updates, and other applicable matters.

B.           AllDigital Responsibilities. In addition to any other obligations set forth under the Agreement or this Order Form, AllDigital shall:

i.	Provide the Services set forth in this Order Form.

C.           Customer Responsibilities. In addition to any other obligations set forth under the Agreement or this Order Form, Customer shall:

i.	Designate Executive Committee member(s) and financial advisor personnel, with decision-making authority, to serve as the principal points of contact throughout the Term.

6.           SERVICE FEES.

Customer shall pay the following Service Fees for the Services:

Item	Fees(1)
Discovery Process & Transition Period Services	$60,000 for the initial 30 day period
Monthly Services(2)	$ TBD

(1)	See General & Billing Notes for any specialized payment terms applicable to this Order Form.
(2)
TBD during the Discovery Process and Transition Period; see Section 3 of this Order Form; in any event, the amount paid to AllDigital shall be less than the anticipated monthly savings to be realized by Customer.

7.           GENERAL AND BILLING NOTES.

A.           Discovery Process & Transition Period Services: Customer shall provide AllDigital with an advance payment of $60,000 for the initial 30 day period of the Discovery Process & Transition Period Services, immediately upon the execution of this Order Form. Any subsequent payments for the remainder of the Discovery Process & Transition Period Services shall be mutually agreed upon.

B.           Monthly Services Payments. Billing and payments for the Monthly Services, beyond the Discovery Process & Transition Period, shall occur on a 30-day cycle beginning on the first day of the month following the Cutover Date. Payments for the Monthly Services shall be due in advance, i.e., no later than the first day of each monthly period. Payment for the Monthly Services from the Cutover Date to the end of the first month of such Services shall be pro-rated and due prior to beginning the Services.

C.           Travel Expenses. All fees stated in this Order Form do not include any reasonable travel, living and other out-of-pocket expenses incurred by AllDigital in connection with the Services (“Travel Expenses”). Customer shall reimburse AllDigital for all such Travel Expenses but only to the extent that such expenses have been approved by Customer in advance and in writing and provided that AllDigital submits documentary proof of such expenses.

D.           Order Form Expiration / Termination.:  At any time during the Term, either party may terminate this Order Form upon 30 days advance written notice.

BY SIGNING BELOW, the Parties agree to be bound by the terms of this Order Form.

AllDigital, Inc		Broadcast International, Inc.

Signature:	/s/ Paul Summers	Signature:	/s/ James E. Solomon

Name:	Paul Summers	Name:	James E. Solomon

Title:	CEO	Title:	CFO

Date:	January 4, 2013	Date:	January 4, 2013